EXHIBIT 99.1

Spotlight Innovation Inc. Engages WithumSmith+Brown, PC as its New Auditor

WEDNESDAY, JANUARY 20, 2016, WEST DES MOINES, IOWA

Spotlight Innovation Inc. (OTCQB: STLT) announces that following a search and an evaluation period, it has engaged WithumSmith+Brown, PC as its new independent registered public accounting firm. WithumSmith+Brown, PC is a full-service accounting and consulting firm with fifteen offices in the U.S. and other locations. WithumSmith+Brown, PC replaces GBH CPAs, PC as the Company's auditor. The Company had no disagreements with GBH CPAs, PC on any matters.

Cris Grunewald, President and Chief Executive Officer of Spotlight Innovation, said, "After meeting with several public accounting firms, we are pleased to welcome WithumSmith+Brown, PC as our new auditor. They are a well-known and leading audit, tax and advisory firm with extensive experience in life sciences and an outstanding track record for delivering support to rapidly developing companies like ours. We believe that WithumSmith+Brown, PC will provide Spotlight Innovation and our shareholders with an exceptional auditing experience, and we look forward to working with them for many years to come."

About Spotlight Innovation Inc.

Spotlight Innovation Inc. (OTCQB: STLT) identifies and acquires rights to innovative and proprietary platform technology candidates with a focus on cancer drugs and related treatment therapies, solutions for infectious disease, and other specialty and unique opportunities. Access to platform technology candidates is accomplished via our extensive relationships with many leading academic institutions and other sources. We provide value-added development capability and funding in order to accelerate development progress. When commercially significant benchmarks have been achieved, we will partner with proven market leaders via sale, out-license or strategic alliance. For more information, visit www.spotlightinnovation.com or follow us on www.twitter.com/spotlightinno.

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About WithumSmith+Brown, PC

Founded in 1974, WithumSmith+Brown, PC, with in excess of 575 professionals, ranks in the top thirty public accounting and consulting firms in the country with offices in: New York City; Princeton, NJ, its headquarters; Philadelphia, PA; Boston, MA; Orlando and West Palm Beach, FL; Aspen, CO; and the Cayman Islands. For more information, please visit www.withum.com.

Source: Spotlight Innovation Inc.

Press Contact

Rene Erickson

Spotlight Innovation Inc.

1-515-274-9087

corpcomm@spotlightinnovation.com

Investor Contact

Bob Woods

CEOcast, Inc.

1- 212-732-4300

rwoods@ceocast.com